Exhibit 4.10

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. NOTWITHSTANDING THE FOREGOING, THIS WARRANT MAY BE TRANSFERRED AS PROVIDED IN SECTION 14 OF THIS WARRANT.

Warrant No. D-1R

Date: January 20, 2005

NUVELO, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

This Warrant is issued to SAGAMORE HILL HUB FUND LTD., a Delaware limited partnership (“Holder” or the “Partnership”), by NUVELO, INC., a Nevada corporation (the “Company”), as of the date set forth beside the Company’s signature below, to replace lost warrant No. D-1, originally dated May 13, 2003 (the “Lost Warrant”).

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth, Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify Holder in writing), to purchase from the Company up to two hundred thousand (200,000) shares (the “Shares”) of common stock of the Company (the “Common Stock”), at an exercise price of $1.35 per share (the “Exercise Price”). The Shares and the Exercise Price are as of the date of the Lost Warrant, and do not reflect the 3:1 reverse stock split effected by the Company on February 23, 2004 or any other adjustments occurring subsequent to the date of the Lost Warrant. The Shares and Exercise Price shall be subject to adjustments occurring since the date of the Lost Warrant, as set forth in Section 7 hereof. Notwithstanding anything to the contrary herein, this Warrant may not be exercised by the Partnership to the extent that, as a result of such exercise, it would result in a violation of the REIT Test (as defined in Section 24).

2. Exercise Period. This Warrant shall be fully vested in Holder as of the date hereof and shall be exercisable for a period of five (5) years from May 13, 2003 (the “Exercise Period”).

3. Method of Exercise. While this Warrant remains outstanding and exercisable during the Exercise Period, Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by: (i) the surrender of the Warrant, together with a duly executed copy of the form of Exercise Notice attached hereto as Exhibit A, to the Secretary of the Company at its principal offices; and (ii) the payment to the Company by cash, check or wire transfer of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

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4. Net Issuance Provision. In lieu of exercising pursuant to paragraph 3 above, at the Holder’s option, while this Warrant remains outstanding and exercisable during the Exercise Period, Holder may exercise this Warrant by surrender of this Warrant as determined below (“Net Issuance”). If the Holder elects the Net Issuance method, the Company will issue Common Stock in accordance with the following formula:

X =    Y(A-B)

    A

Where:

X =	the number of shares of Common Stock to be issued to the Holder.

Y =	the number of shares of Common Stock requested to be exercised under this Warrant

A =	the fair market value of one (1) share of Common Stock.

B =	the Exercise Price.

For purposes of this Warrant, current fair market value of Common Stock shall mean with respect to each share of Common Stock:

(a) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices over a twenty-one (21) day period ending three days before the day the current fair market value of the securities is being determined;

(b) if actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing prices quoted on the Nasdaq system (or similar system) over the twenty-one (21) day period ending three days before the day the current fair market value of the securities is being determined; or

(c) if at any time the Common Stock is not listed on any securities exchange or quoted in the Nasdaq System or the over the counter market, the current fair market value of Common Stock shall be determined in good faith by the Company and Holder, provided that, if the parties are unable to reach agreement within a reasonable period of time, the fair market value of Common Stock shall be determined in good faith by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Warrant representing the remaining number of shares purchasable thereunder. All other terms and conditions of such amended Warrant shall be identical to those contained herein, including, but not limited to, the Exercise Period.

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5. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as reasonably practicable thereafter. Upon any partial exercise of this Warrant, the Company will forthwith issue and deliver to Holder a new warrant or warrants of like tenor as this Warrant for the remaining portion of the Common Stock for which this Warrant may still be exercised.

6. Issuance of Shares. The Company covenants that (a) the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully-paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof (except for any applicable transfer taxes, which shall be paid by Holder) and (b) during the Exercise Period, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant.

7. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide its Common Stock, by split or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective as of the record date of such subdivision, combination or dividend, or in the event that no record date is fixed, upon the making of such subdivision, combination or dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the Common Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to Holder, so that Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization or change by a holder of the same number of shares of Common Stock as were purchasable by Holder immediately prior to such reclassification, reorganization or change. In any such case, appropriate provisions shall be made with respect to the rights and interest of Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

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(c) Merger and Sale of Assets. If at any time there shall be a capital reorganization of the shares of the Company’s stock (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or a merger or consolidation of the Company with or into another corporation, whether or not the Company is the surviving corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person (hereinafter referred to as a “Merger Event”), then, as a part of such Merger Event, lawful provision shall be made so that the Holder shall thereafter be entitled to receive, upon exercise of the Warrant, the number of shares of common stock or other securities of the successor corporation resulting from such Merger Event equivalent in value to that which would have been issuable if Holder had exercised this Warrant immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interest of the Holder after the Merger Event to the end that the provisions of this Warrant (including adjustments of the Exercise Price and number of shares of Common Stock purchasable) shall be applicable to the extent possible.

(d) Certificate of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant or in the Exercise Price, an officer of the Company shall promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to Holder.

8. Compliance with Securities Laws. Holder hereby represents and warrants that:

(a) Purchase Entirely for Own Account. This Warrant and the Common Stock issuable upon exercise hereof (collectively, the “Securities”) will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Holder has no present intention of selling, granting any participation in or otherwise distributing the same. Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any person with respect to any of the Securities. Holder represents that it has full power and authority to enter into this Warrant.

(b) Investment Experience. Holder acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant. Holder also represents it has not been organized for the purpose of acquiring this Warrant.

(c) Accredited Investor. Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the “SEC”), as presently in effect.

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(d) Restricted Securities. Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, Holder represents that it is familiar with SEC Rule 144 promulgated under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

9. Limitations on Disposition; Legends.

(a) Without in any way limiting the representations set forth above, Holder further agrees not to make any disposition of all or any portion of the Securities unless and until (I) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or (II) Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act; provided, however, that an opinion of counsel will not be required for any disposition of Securities by the Holder to its affiliates or subsidiaries so long as such disposition otherwise complies with the securities laws.

(b) Each person (other than the Company) to whom this Warrant or the Shares are transferred, in whole or in part, by means of a permitted transfer must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provision of this Warrant to the same extent this Warrant or the Shares would be so subject if retained by Holder.

(c) Certificates evidencing the Shares will bear the following legend(s):

(i) “SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(ii) Any legend required by any applicable state securities laws.

The legend set forth above will be removed by the Company from any certificate evidencing Shares if the Shares are registered under the Act or upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that such security can be freely transferred without such a registration statement being in effect.

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(d) Notwithstanding any provision of this Section 9 to the contrary, an opinion of counsel shall not be required in connection with any transfer in compliance with Rule 144 of the Act.

10. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the fair market value of the Company’s Common Stock.

11. No Stockholder Rights. Prior to exercise of this Warrant, Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and Holder, as such, shall not be entitled to any notice or other communication concerning the business or affairs of the Company, except as expressly set forth herein.

12. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

13. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given when (i) personally delivered, (ii) three days after being sent by prepaid certified or registered U.S. mail, or one day after being sent, if sent by nationally recognized overnight courier, to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice, or (iii) upon receipt of electronic confirmation, if by facsimile. All notices shall be sent to the addresses and facsimile numbers set forth below or such other address as may be given from time to time under the terms of this notice provision:

If to the Company:

Nuvelo, Inc.

675 Almanor Avenue

Sunnyvale, California 94085

Attention: President

Fax: (408) 215-4000

If to Holder:

At the address and facsimile number

indicated on the signature page hereof.

14. Transfer of Warrant; Successors and Assigns. Subject to compliance with the terms of Section 9 hereof, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company enclosing a

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properly executed assignment (in the form of Exhibit B hereto). In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder, and their respective successors and assigns. Except as permitted above, any purported transfer hereof shall be null and void and the Company is hereby expressly authorized to instruct its transfer agent (which may be the Company itself) to not honor any such purported transfer.

15. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of each of the parties hereto. Any waiver or amendment effected in accordance with this section shall be binding upon Holder and the Company.

16. Governing Law. This Warrant shall be governed by the laws of the State of California as applied to agreements among California residents made and to be performed entirely within the State of California.

17. Entire Agreement. This Warrant and the other documents delivered pursuant hereto or referred to herein, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

18. Severability. In case any provision of this Warrant shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19. Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

20. Survival. Except as expressly set forth herein, the representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

21. Notices of Certain Transactions.

In the event that:

(a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

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(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any, to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up) are to be determined. Such notice shall be mailed at the earlier of (i) ten (10) days, or (ii) as soon as reasonably practicable, prior to the record date or effective date for the event specified in such notice.

22. Piggyback Registration Rights.

(a) If the Company decides to register any of its Common Stock under the Securities Act of 1933, as amended (the “Act”) on a form that would be suitable for a registration involving the Shares, the Company shall so notify Holder (which shall include, if applicable, a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws) and afford Holder an opportunity to include in such registration statement all or any part of the Shares issued or reserved for issuance to Holder upon exercise of this Warrant. If Holder desires to include in any such registration statement all or any part of such Shares, Holder shall, within ten (10) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Shares Holder wishes to include in such registration statement. In the event Holder elects to include its Shares in such registration statement (or any related qualification under Blue Sky laws or other compliance), subject to the terms and conditions of this Section 22, the Company shall include in such registration, and in any underwriting involved therein, the number of Shares specified by Holder. If Holder decides not to include all of the Shares issued or reserved for issuance to Holder upon the exercise of this Warrant in any registration statement thereafter filed by the Company, Holder shall nevertheless continue to have the right to include any such Shares in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) In connection with any registration under this Section 22 involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 22 to include any of the Holder’s Shares in such underwriting unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. In connection with any other registration under this Section 22, the Company shall only be required under this Section 22 to include Holder’s Shares in such registration only in such quantity as the Board of Directors in good faith determine in their sole discretion will not jeopardize the success of the offering. In connection with this subsection 22(b), the Company shall use its reasonable best efforts to insure that Holder will be

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treated in a similar manner as the other shareholders exercising piggyback registration rights in the same registration of shares of common stock. If, pursuant to its rights under this subsection 22(b), the Company elects not to include all or some of the Shares issued or reserved for issuance to Holder upon the exercise of this Warrant in any registration statement filed by the Company, Holder shall nevertheless continue to have the right to include any such Shares in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth in this Section 22.

(c) To the extent permitted by law, the Company agrees to indemnify and hold harmless Holder and each person, if any, who controls such Holder within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”) from and against any losses, claims, damages or liabilities to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue or alleged untrue statement of material fact contained in any registration statement, or any amendment or supplement thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation of the Act or the 1934 Act in connection therewith, and will reimburse Holder and or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 22(c) shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case of any such losses, claims, damages or liabilities to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with the written information furnished or expressly for use in connection with such registration by such Holder or controlling person.

(d) To the extent permitted by law, Holder agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement and each person, if any, who controls the Company within the meaning of the Act or the 1934 Act, from and against any losses, claims, damages or liabilities to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Holder expressly for use in connection with such registration, and will reimburse Company or any such person intended to be indemnified by pursuant to this subsection 22(d), for any legal or other expenses reasonably incurred in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 22(d) shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided, that, in no event shall any indemnity under this subsection 22(d) exceed the gross proceeds from the offering received by Holder.

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(e) If any Shares are included in a registration statement relating to the direct issuance of common stock by the Company, all expenses incurred by the Company in complying with provision (a) above (expressly excluding Selling Expenses, as defined below), including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), fees and expenses of complying with securities and blue sky laws, expense allowances of the underwriters, printing expenses, fees and disbursements of counsel or other advisor to the Company, and of the accountants, are herein called “Registration Expenses.” All fees and expenses of counsel for any Holder and all underwriting fees and commissions applicable to the Shares covered by any such registration are herein called “Selling Expenses.” The Company shall pay all Registration Expenses in connection with each registration pursuant to Section 22(a). All Selling Expenses in connection with each registration pursuant to Section 22(a) shall be borne by the Holder.

(f) If any Shares are included in a registration statement relating to the resale of common stock of the Company, Holder shall pay its pro rata portion of all reasonable registration expenses agreed to be paid by the other selling shareholders.

(g) The Holder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 22.

(h) No Holder shall be entitled to exercise any right provided in this Section 22 when all shares held by such Holder can be sold pursuant to Rule 144 of the Act within a ninety (90) day period.

(i) REIT Provisions. Notwithstanding the foregoing provisions of this Section 22 or any other provision of this Warrant but nonetheless subject to the provisions of Section 8(d), there shall be no limitation on a Holder’s sale or other disposition of this Warrant or any securities issued or to be issued pursuant to this Warrant if the Holder intends to qualify as a real estate investment trust for federal income tax purposes and believes (as determined in the holder’s sole discretion) that continued ownership of such securities could have an adverse impact on its ability to qualify as a real estate investment trust.

23. Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

24. Limitation to Preserve REIT Status. Notwithstanding anything to the contrary contained herein, the Holder agrees that in no event shall the Holder of this Warrant be issued or own capital stock of the Company, or warrants which would entitle it to acquire, or otherwise be entitled to receive (including as a result of the exercise of this Warrant), shares of capital stock of the Company or other assets (including partnership interests and shares of capital stock of other companies), to the extent that the Holder would acquire or own actually or Constructively in excess of (i) 9.9% of the total number of then outstanding shares of capital stock of the Company, (ii) 9.9% of the then outstanding securities of the Company entitled to vote for the election of directors of the Company, (iii) 9.9% of the total value of all then outstanding shares of capital stock of the Company, or (iv) a number or value of shares of capital stock of the Company, or any other assets, the ownership of which could jeopardize the status of AMB

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Property Corporation, the general partner of the Partnership (the “General Partner”), as a Real Estate Investment Trust or the qualification as “rents from real property” as defined in Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), of amounts received by any partnership or limited liability company in which the General Partner directly or indirectly owns an interest, whichever of the four foregoing tests is the most restrictive (collectively, the “REIT Test”). For purposes of applying the REIT Test, (i) the Holder shall be treated as simultaneously acquiring all capital stock of the Company or other assets distributed by the Company as a result of any previous exercise or exercises by any Holder of this Warrant; (ii) any capital stock of the Company or other assets then actually or Constructively owned by the Holder which were not issued by the Company as a result of an exercise of this Warrant shall be taken into account; (iii) to the extent the exercising Holder is not the Partnership, the limit described above shall be applied as if it were the Partnership (if such application would be more restrictive); and (iv) “Constructively” shall mean constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The Holder acknowledges that the foregoing definition, among other things, generally requires the parties to give effect to the issuance of the Shares but not to give effect to any other capital stock of the Company issuable to third parties upon the exercise of securities convertible into capital stock of the Company (including options, warrants or other convertible securities).

In the event that any adjustment under this Section 24 would result in a violation by the General Partner of the REIT Test, any such shares or other securities which the Partnership would be entitled to acquire, or otherwise be entitled to receive, shall only be issued to the extent that such shares or other securities would not cause the General Partner to violate the REIT Test.

(Remainder of page intentionally left blank)

11.

IN WITNESS WHEREOF, this Warrant is executed as of the 20th day of January 2005.

COMPANY:

NUVELO, INC.

By:	/s/ Lee Bendekgey
Name:
Title:

HOLDER:

SAGAMORE HILL HUB FUND LTD.

/s/ Steven H. Bloom
Signature

Steven H. Bloom
Authorized Signatory

Address:	Ten Glenville Street
Greenwich, CT 06831

Facsimile:	(203) 532-7673

12.

EXERCISE NOTICE

NUVELO, INC.

Attention: Chief Financial Officer

1.	The undersigned hereby elects

(a) to purchase, pursuant to the provisions of the Warrant to Purchase Shares of Common Stock issued by Nuvelo, Inc. and held by the undersigned, the original of which is attached hereto,                      shares of Common Stock of Nuvelo, Inc. Payment of the exercise price per share required under such Warrant accompanies this Exercise Notice; or

(b) to make a Net Issuance exercise as provided in Section 4 of the attached Warrant, to purchase                                      shares of Common Stock of Nuvelo, Inc., pursuant to the terms of the attached Warrant.

2.	The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only and, unless such shares have been registered in compliance with applicable securities laws or an applicable exemption is available therefrom, not for resale or with a view to distribution of such shares or any part thereof.

3.	The undersigned hereby represents and warrants that the exercise effected hereby will not result in a violation of the REIT Test based upon capitalization information provided by Nuvelo, Inc. (Nuvelo, Inc. must provide requested capitalization information within 24 hours of receipt of the written request from Holder or must accept this notice without the representation in this third section).

HOLDER:

Name:
Title:

Date:

Address:

Name in which shares should be registered:

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EXHIBIT B

ASSIGNMENT

(To be executed only upon assignment of attached Warrant (the “Warrant Certificate”))

For value received,                      hereby sells, assigns and transfers unto                                  the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                                               attorney, to transfer said Warrant Certificate on the books of the within-named Company with respect to the number of Warrants set forth below, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address	# of Warrants

And if said number of Warrants shall not be all the Warrants represented by the Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the Warrants registered by said Warrant Certificate.

Dated:

Signature:

Notice: The signature to the foregoing Assignment must correspond to the name as written upon the face of this security in every particular, without alteration or any change whatsoever; signature(s) must be guaranteed by an eligible guarantor institution (banks, stock brokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Securities and Exchange Commission Rule 17Ad-15.

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